Exhibit 99.1
MORGAN’S FOODS ANNOUNCES REFINANCING OF CERTAIN LOANS
Cleveland, Ohio (January 7, 2008) — Morgan’s Foods, Inc. (OTC:MRFD) (www.morgansfoods.com) announces refinancing of loans.
On December 31, 2007 the Company completed the funding of two loan agreements with GE Capital Solutions, Franchise Finance (“GEFF”) totaling $12.6 million. The agreement for $6.250 million is secured by ten of the Company’s fee owned sites, has an amortization period of twenty years, a term of five years and a variable interest rate beginning at approximately 7.5% which is adjusted monthly. The agreement for $6.350 million is secured by other assets, including equipment, of seventeen of the Company’s restaurant sites, has an amortization period of ten years, a term of five years and a variable interest rate beginning at approximately 8.2% which is adjusted monthly. Both of the loans require the maintenance of a consolidated fixed charge coverage ratio of 1.2 and a funded debt (debt balance plus a calculation based on operating lease payments) to EBITDAR ratio of 5.5, contain cross default and cross collateralization provisions and do not contain either individual restaurant fixed charge ratio requirements or provisions for prepayment penalties. The proceeds of the loans were used to extinguish twenty-five loan agreements held by Prudential Securities, Inc. (“PRUDENTIAL”) before their scheduled maturity. The PRUDENTIAL loans were secured by seventeen of the Company’s restaurant properties, had a combined principal balance of approximately $10.9 million, prepayment fees of $1.650 million and other fees of $68 thousand. The loans were originated during the Company’s 2000 and 2001 fiscal years, had terms of 15 to 20 years and fixed interest rates between 9.49% and 10.25%. The agreements also required the maintenance of a consolidated fixed charge coverage ratio of 1.2 and individual restaurant fixed charge coverage ratios of 1.4 and contained cross default and cross collateralization provisions. The Company has no other agreements with PRUDENTIAL.
As a result of extinguishing the PRUDENTIAL loans the Company will record a one time charge to income in its fiscal fourth quarter of approximately $1.7 million reflecting the prepayment fees and other costs associated with the early extinguishment of those loans, which costs are financed by the GEFF loans. In addition, the Company will record a non-cash charge of approximately $160 thousand to write off the unamortized balance of the deferred financing costs associated with the twenty-five loans being extinguished. All of the charges described above are deductible for income tax purposes and will result in a deferred tax benefit. Also as a result of replacing the PRUDENTIAL loans with the GEFF loans, the Company will pay a lower rate of interest on that portion of its debt but may be subject to changes in its interest rates based on future rate changes required by the variable rate agreements. Management believes that this refinancing transaction is a positive change in its financial structure.
Morgan’s Foods, Inc. operates a total of 97 restaurants in six states, being comprised of 73 KFC restaurants, 5 Taco Bell restaurants, 14 KFC/Taco Bell “2n1” restaurants, 3 Taco Bell/Pizza Hut Express “2n1’s”, 1 KFC/Pizza Hut Express “2n1” and 1 KFC/A&W “2n1”.
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